EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-223626,  333-197519 and 333-196819 on Form S-3, Registration Statement No. 333-227903 on Form S-4 and Registration Statements No. 333-211349, 333-182498, 333-160302, 333-148993, 333-148238, 333-147450, and 333-147449 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements of Vulcan Materials Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Birmingham, Alabama

February 26, 2019

Exhibit 23